Mail Stop 3561

      August 10, 2005

Edward Bramson
Chairman, Chief Executive Officer
  and Director
Ampex Corporation
1228 Douglas Avenue
Redwood City, CA  94063

	RE:  	Ampex Corporation
		Form 10-K for the fiscal year ended December 31, 2004
		Filed April 20, 2005

Dear Mr. Bramson:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director


Mr. Bramson
Ampex Corporation
August 2, 2005
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